Exhibit 12.01

GLENBOROUGH REALTY TRUST INCORPORATED
Computation of Ratio of Earnings to Fixed Charges
  and Ratio of Earnings to Fixed Charges and Preferred Dividends
For the five years ended December 31, 2001
  and the three months ended March 31, June 30 and September 30, 2002 (in thousands)

                                                                                              Three       Three     Three
                                                                                              Months      Months    Months
                                                                                              Ended       Ended     Ended
                                                          Year Ended December 31,            March 31,   June 30,  Sept. 30  Year to
                                      -----------------------------------------------------  ---------   --------  --------   Date
                                        1997       1998        1999        2000       2001     2002       2002     2002       2002
                                      --------   --------   ---------    --------   -------   -------   -------   -------   -------
EARNINGS, AS DEFINED

Net income before preferred
  dividends (1)                       $ 19,368   $ 44,602   $  50,286    $ 38,869   $43,875   $10,691   $11,717   $ 8,611   $31,019
Extraordinary items                        843      1,400        (984)      7,910     1,732        --       892        --       892
Minority Interest                        1,119      2,550       3,647       2,157     2,745       651       752       400     1,803
Interest Expense (2)                     9,668     53,289      64,782      63,281    37,802     9,465     9,553     9,695    28,713
                                      --------   --------   ---------    --------   -------   -------   -------   -------   -------
                                      $ 30,998   $101,841   $ 117,731    $112,217   $86,154   $20,807   $22,914   $18,706   $62,427
                                      --------   --------   ---------    --------   -------   -------   -------   -------   -------

FIXED CHARGES AND PREFERRED
  DIVIDENDS, AS DEFINED

Interest Expense (2)                  $  9,668   $ 53,289   $  64,782    $ 63,281   $37,802   $ 9,465   $ 9,553   $ 9,695   $28,713
Capitalized Interest                        --      1,108       2,675       3,777     4,573       983       921     1,015     2,919
                                      --------   --------   ---------    --------   -------   -------   -------   -------   -------
  Fixed Charges                          9,668     54,397      67,457      67,058    42,375    10,448    10,474    10,710    31,632
Preferred Dividends                         --     20,620      22,280      20,713    19,564     4,891     4,891     4,891    14,673
                                      --------   --------   ---------    --------   -------   -------   -------   -------   -------
  Fixed Charges and Preferred
    Dividends                         $  9,668   $ 75,017   $  89,737    $ 87,771   $61,939   $15,339   $15,365   $15,601   $46,305
                                      --------   --------   ---------    --------   -------   -------   -------   -------   -------

RATIO OF EARNINGS TO FIXED CHARGES (1)    3.21       1.87        1.75        1.67      2.03      1.99      2.19      1.75      1.97
                                      --------   --------   ---------    --------   -------   -------   -------   -------   -------

RATIO OF EARNINGS TO FIXED CHARGES
  AND PREFERRED DIVIDENDS (1)             3.21       1.36        1.31        1.28      1.39      1.36      1.49      1.20      1.35
                                      --------   --------   ---------    --------   -------   -------   -------   -------   -------

(1)     Includes depreciation and amortization expense as a deduction.

(2)     Includes interest expense from discontinued operations.